EXHIBIT 99.1

                                                                October 17, 2000

                 PUBLIC SERVICE ENTERPRISE GROUP (PSEG) REPORTS
             EARNINGS OF 66 CENTS PER SHARE FOR THIRD QUARTER, 2000

  Results Reflect  Accounting  Triggered by New Jersey Supreme Court Decision
         To Review Restructuring and Securitization Regulatory Orders

       PSEG  Projects  Full-Year  Earnings  of $3.50 to $3.60  Per  Share
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       On Solid Performance by PSE&G, PSEG Power and PSEG Energy Holdings


     Public Service Enterprise Group (PSEG) reported today (October 17, 2000) that operating earnings for the third quarter of 2000 were $142 million or 66 cents per share of common stock, based on 215 million average shares outstanding. Operating earnings for the corresponding quarter of 1999 were $221 million or $1.01 per share, based on 219 million average shares outstanding.

     PSEG's operating earnings for the first nine months of 2000 were $554 million or $2.57 per share, based on 215 million average shares outstanding, compared to operating earnings of $590 million or $2.68 per share, based on 220 million average shares outstanding.

     PSEG's operating earnings for the 12 months ended September 30, 2000 were $688 million or $3.19 per share, based on 216 million average shares outstanding, compared to operating earnings of $742 million or $3.34 per share, based on 222 million average shares outstanding.

     E. James Ferland, chairman and chief executive officer, said the comparative 35 cents per share decline in third-quarter earnings was due largely to the impact of the New Jersey Supreme Court's decision to review the Board of Public Utilities' (BPU) restructuring and securitization orders for Public Service Electric and Gas Company (PSE&G). The court's decision triggered a more conservative recognition of unsecuritized stranded cost recovery over the four-year transition period from monopoly regulation to competition.

     Ferland said the accounting will reduce PSEG's earnings estimate for the full year by about 30 cents per share. "With this more conservative recognition of stranded cost recovery, we anticipate that earnings per share for the year 2000 will be in the range of $3.50 to $3.60," he said.

     In discussing the quarterly results and the outlook for the balance of 2000, Ferland emphasized that Public Service Electric and Gas Company (PSE&G), the transmission and distribution business, PSEG Power, the domestic generation and trading business, and PSEG Energy Holdings, the parent of three other non-regulated businesses, expect to complete the year with overall solid results.

     The adjustment for the recovery of unsecuritized stranded costs represented about 24 of the 35 cents decline in earnings per share when comparing the third quarter of this year to the same period of 1999. It was made as a result of the Supreme Court's decision in July to review the BPU's restructuring and securitization orders for PSE&G, which were issued in August, 1999 and were affirmed by the Appellate Division of the Superior Court in April, 2000.

     In its restructuring order, the BPU authorized PSE&G to recover $2.4 billion of stranded costs through the sale of securitization bonds and granted the utility the opportunity to recover from electric customers up to another $540 million of unsecuritized stranded costs during the four-year transition period.

     When the Supreme Court decided to hear an appeal of the restructuring and securitization orders, the sale of securitization bonds was unexpectedly delayed at least until the first quarter of 2001. As a result, interest and other costs associated with the securitization bonds have not yet been incurred. These costs would have offset the monthly level of unsecuritized stranded cost recovery from customers. Without the offset, it became apparent that the recovery of the allowed $540 million would have been exceeded before the end of the transition period in July, 2003.

     Consequently, it was necessary for PSEG to make an adjustment to third-quarter results. This adjustment reduced earnings by $52 million or 24 cents per share representing the cumulative recovery from August 1, 1999 through September 30, 2000. Collections in excess of $540 million would be credited to the societal benefits clause.

     Ferland said the remaining 11 of the 35 cents decline in earnings per share for the third quarter was due to a number of factors, including lower electric sales, higher energy costs and the impact of a restructuring-related 5% electric rate decrease not in effect in July, 1999. These factors were offset partially by lower depreciation expenses and improved overall results by PSEG Energy Holdings, he said.

     PSE&G's electric sales in the third quarter decreased by nearly 6% when compared to the same period of 1999. "Residential sales alone were lower by nearly 16%, reflective of the mild summer," Ferland noted.

     Ferland said the improvement in third-quarter results achieved by Holdings was due largely to higher income from the leveraged lease portfolio of PSEG Resources, its energy infrastructure investment subsidiary. Holdings' other subsidiaries are PSEG Global, the international generation and distribution business, and PSEG Energy Technologies, the start-up energy services business in the Northeast.

     "Resources and Global are expected to perform well through the balance of the year," Ferland said, "and we expect these two businesses to close a shortfall at Energy Technologies. Because of a strategic decision to modify its retail energy supply function, Energy Technologies has incurred higher-than-expected costs this year."

     In discussing contributions by its various businesses to consolidated results for the third quarter, Ferland noted that it is the first time that PSEG is reporting earnings per share of PSEG Power and of PSE&G as only a transmission and distribution business. He said this change in reporting reflects the transfer of PSE&G's generating assets to PSEG Power in August, in line with the BPU's restructuring order.

     The earnings contributions by PSEG's businesses for the most recent three-, nine- and 12-month periods are shown in the table accompanying this release. The historical results for PSEG Power and PSE&G on a separate basis are pro forma or estimated. In addition, the specific third-quarter 2000 results for PSEG Power and PSE&G reflect interest paid and interest received, respectively, associated with an internal note executed between the two businesses to enable the transfer to take place. For the year 2000, the interest will mean approximately a 20 cents per share benefit to PSE&G and a corresponding 20 cents per share negative impact on Power. Power will pay off the note with PSE&G after the completion of the Supreme Court's review of the restructuring and securitization orders and it begins raising capital to support its operations.


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     This news release includes forward-look  statements.  Although
     Public Service Enterprise Group and its subsidiaries believe that their expectations are based on reasonable assumptions, they can give no assurance that these expectations will be achieved. For further information, please refer to their reports filed with the Securities and Exchange Commission. These documents address company business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release.
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